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                                                                  EXHIBIT 11.1


                                 SPYGLASS, INC.
                     COMPUTATION OF NET INCOME PER SHARE (1)


                                                Year Ended September 30,
                                         ------------------------------------------
                                              1997           1996           1995
                                         ------------     -----------    ----------

Net income (loss)                        ($ 9,735,000)    $ 3,460,000    $2,176,000
                                         ------------     -----------    ----------

Weighted average shares outstanding:
     Common stock                          12,090,000      11,618,800     8,272,876
     Common stock equivalents
         calculated by treasury stock
         method applied to option,
         and warrants issued (2)                    -       1,219,292     1,150,542
                                         ------------     -----------    ----------

Weighted average common shares and
    equivalents                            12,090,000      12,838,062     9,423,418
                                         ------------     -----------    ----------

Net income (loss) per share              ($      0.81)    $      0.27    $     0.23


(1) - This exhibit should be read in conjunction with "Summary of Operations and Significant Accounting Policies-Per Share Information" in Note 1 of the Notes to the Consolidated Financial Statements.

(2) - Stock options granted prior to the beginning of each reporting period have been included in the calculation of common stock equivalents as if they were outstanding for the entire period (using the treasury sock method). Common stock equivalents are not included for fiscal year 1997 as the effect of their inclusion would be anti-dilutive.